UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):   March 20, 2003

CBRL GROUP, INC.

Tennessee

0-25225

62-1749513

(State or Other Jurisdiction

(Commission File Number)

(I.R.S. Employer

of Incorporation)

Identification No.)

305 Hartmann Drive, Lebanon, Tennessee 37087

 (615) 444-5533

#

Item 7.  Financial Statements and Exhibits

(a)

Financial Statements.  None.

(b)

Pro Forma Financial Information.  None.

(c)

Exhibits.

99.1  Press Release dated March 20, 2003.

Item 9.  Regulation FD Disclosure

CBRL Group, Inc. issued a press release reporting fiscal 2003 third quarter-to-date sales and commenting on current sales and operating trends.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 20, 2003

CBRL GROUP, INC.

By:

/s/James F. Blackstock

Name:

James F. Blackstock

Title:

Senior Vice President, General

Counsel and Secretary

Exhibit 99.1

Contact:Lawrence E. White

Senior Vice President/

Finance and Chief Financial Officer

CBRL GROUP, INC. COMMENTS ON CURRENT SALES AND OPERATING TRENDS

LEBANON, Tenn. (March 20, 2003) -- CBRL Group, Inc. (the “Company”) (NASDAQ: CBRL) today reported fiscal 2003 third quarter-to-date sales and commented on current sales and operating trends.

The Company reported that quarter-to-date comparable store restaurant sales in its Cracker Barrel Old Country Store (“Cracker Barrel”) units are down approximately 2-2.5%, including approximately 2-2.5% higher average check.  Cracker Barrel quarter-to-date comparable store retail sales are down approximately 6-6.5%.  Quarter-to-date comparable restaurant sales in the Company’s Logan’s Roadhouse (“Logan’s”) units are down approximately 1%, including an approximate 1.5-2% increase in average check.  The Company estimates that severe winter weather, which continued into the first week of March, reduced comparable store restaurant sales by approximately 1-1.5% thus far during the third quarter.

President and CEO Michael A. Woodhouse commented on the trends, “Sales trends continue to reflect the effect of weak consumer sentiment over the threats of war and the uncertain economic environment, as well as severe winter weather. Clearly, a war can be expected to have an impact on consumers.  In response to these external factors, which are beyond our control, we will continue to focus on what we can control:  striving to make our concepts destinations of choice and reliable comfort for our guests when they are making their dining-out decisions.  Recently, in a national consumer survey, our Cracker Barrel concept was named ‘Best Family Dining Chain in America’ for the thirteenth consecutive year. That is an encouraging indicator of our continuing appeal to our guests.”

The Company urges caution in considering its current trends and the earnings guidance disclosed in this press release.  The restaurant industry is highly competitive, and trends and guidance are subject to numerous factors and influences, some of which are discussed in the cautionary language at the end of this press release.  The Company assumes no obligation to update disclosed information on trends or targets other than in its periodic filings under Forms 10-K, 10-Q, and 8-K with the Securities and Exchange Commission.

Based on markedly better cost performance but softer than expected sales trends, including the effect of consumer uncertainty over the economy and prospects of war, the Company, under normal circumstances, would continue to be comfortable with its previous earnings guidance. However, the effects on consumer behavior of military conflict and its potential consequences, which are impossible to estimate reasonably, could materially impact the Company’s results.

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 470 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states and 95 company-operated and 13 franchised Logan’s Roadhouse restaurants in 17 states.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of CBRL Group, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which will affect actual results include, but are not limited to:  practical or psychological effects of terrorist acts and war or military or government responses; adverse general economic conditions including uncertain consumer confidence effects on sales; weather conditions and customer travel activity; commodity, workers’ compensation, group health and utility price changes; the effects of plans intended to improve operational execution and performance; the effects of increased competition at Company locations on sales and on labor recruiting, cost, and retention; the ability of and cost to the Company to recruit, train, and retain qualified restaurant hourly and management employees; the ability of the Company to identify successful new lines of retail merchandise; the availability and cost of acceptable sites for development; the acceptance of the Company’s concepts as the Company continues to expand into new markets and geographic regions; changes in interest rates affecting the Company’s financing costs; increases in construction costs; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting accounting, tax, wage and hour matters, health and safety, pensions and insurance; the actual results of pending or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; changes in generally accepted accounting principles or changes in capital market conditions that could affect valuations of restaurant companies in general or the Company’s goodwill in particular;  other undeterminable areas of government or regulatory actions or regulations; and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission, press releases, and other communications.